ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED

BOND NUMBER

Eaton Vance Management

00125113B

EFFECTIVE DATE

BOND PERIOD

AUTHORIZED REPRESENTATIVE

September 1, 2013 to September 1, 2014

/S/ Joseph R. Costello

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond as of the effective date indicated:

INSURED NAME	EFFECTIVE DATE
Eaton Vance CDO, Ltd.	February 28, 2012
International Equity Portfolio	October 23, 2013
Focused Growth Portfolio	November 20, 2013
Global Dividend Income Portfolio	November 20, 2013
Bel Stamford Investors, LLC	October 16, 2013
Bel Stamford, LLC	October 16, 2013
Bel Stamford I, LLC	October 16, 2013
Bel Stamford II, LLC	October 16, 2013
Bel Stamford III, LLC	October 16, 2013
Bel Stamford IV, LLC	October 16, 2013
Bel Stamford V, LLC	October 16, 2013
Bel Stamford VI, LLC	October 16, 2013
Bel Stamford VII, LLC	October 16, 2013
Bel Stamford VIII, LLC	October 16, 2013
Eaton Vance Institutional High Yield Bond	September 1, 2013

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN2.1-00 (1/02)